Exhibit 10.2

Product Exploitation and Management Agreement

This Product Exploitation Agreement (this “Agreement”) is dated as of January 6, 2011 (the “Agreement Date”), by and among Red Rock Pictures Holdings, Inc. a Nevada Corporation (“RRP”); Martino Cartier, an individual, and Get Inspired, LLC (“GI” )  (“MC”, “RRP” and “GI” collectively referred to as the “Parties”).

RECITALS

WHEREAS, RRP is in the business of celebrity marketing management and producing, marketing and distributing products in various media and categories of trade, including but not limited to, live television shopping and direct response television advertisements.

WHEREAS, MC has created a line of hair care products utilizing the KERAGOLD and A-YAD trademarks and MC intends to create additional hair care products utilizing the MARTINO CARTIER trademark and other trademarks to be mutually approved by the Parties  (collectively the “Branded Product(s)”). A list of the Branded Products is set forth on Exhibit “A”, said list shall be updated from time to time as new Branded Products are mutually approved by MC and RRP.;

WHEREAS, GI is a newly formed limited liability company established by RRP and MC in accordance the terms and condition of that certain operating agreement entitled “Operating Agreement of Get Inspired, LLC”, dated as of January 6, 2011 (“Operating Agreement”).

WHEREAS, the Parties desire that RRP manage the exploitation of the Branded Products in all channels of trade, including but not limited to; retail, internet, catalog, radio, direct mail, live television shopping and scripted infomercials (collectively “Channels of Distribution”) and share the revenues from such sales.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and conditions set forth herein, the Parties hereby agree as follows:

1.  Product License; MC’s Services; Approval Rights; Use of Persona.

(a)   MC hereby grants to GI the exclusive worldwide license to market, distribute and otherwise exploit the Branded Products worldwide and in all Channels of Distribution.

(b)    Subject to Section 1(d) below, this Agreement gives GI the right to use MC’s, name, likeness and image (the “Persona”) in connection with the Branded Products throughout the entire World and in all Channels of Trade.  MC shall: (i) retain all rights in and to the Persona that are not granted to GI pursuant to this Agreement; and (ii) not be prevented, except as expressly provided in this Agreement, from using or exploiting the Persona in connection with the advertisement or promotion of any other person, entity, product, procedure or service that does not compete with the Branded Products.

(c)    In connection with marketing, promoting and exploiting the Branded Products, MC will appear as reasonably necessary, subject to his reasonable pre-existing professional commitments, to provide services in connection with: (i) live television shopping appearances on such networks as the Home Shopping Network, QVC and similar shopping networks throughout the World (“Live Television Shopping”); (ii) personal promotional appearances; and (iii) services in connection with a scripted direct response television spot (“Infomercial”). All services at such times and places mutually agreed to by MC and RRP.  Subject to Section 1(d) below, this Agreement grants GI the right to use the Persona in connection with the exploitation of the Branded Products throughout the entire World and in all Channels of Trade.

(d)    Notwithstanding anything to the contrary contained in this Agreement, GI agrees that it will not publish or broadcast any “Publicity Materials”, defined in Section 2(c) below, unless MC has approved in writing in advance the final form of such Publicity Materials.  MC shall have at least seven (7) business days from the time of delivery to review any Publicity Materials from RRP. MC’s failure to notify RRP of disapproval within seven (7) business days after receipt of any Publicity Materials from RRP shall be deemed to constitute approval.

(e)    MC shall have the option, exercised at MC’s sole and absolute discretion, to purchase the Branded Products from GI at a price equal to GI’s cost to manufacture the Branded Products. Branded Products purchased by MC under this paragraph may only be sold by MC at retail hair salons owned and controlled by MC. All revenues generated from the sale of Branded Products at salons owned or controlled my MC shall be solely MC's.

2.  RRP Services and Funding Obligations.

(a)    RRP shall advise, counsel and assist in connection with all matters relating to the marketing management of MC personally and the exploitation of the Branded Products, including without limitation, the following: (i) creating a cohesive brand strategy for the further development and maintenance of the Branded Products; (ii) negotiating key contracts regarding the Branded Product development, manufacturing and exploitation (iii) the selection, development and adoption of new products and packaging; (iv) matters pertaining to publicity, promotion and public relations; and (iv) the selection, supervision and coordination of those persons, firms and corporations that may counsel, advise, procure employment, or otherwise render services to or on behalf of MC and or GI, such as accountants, publicist, and talent agents. MC and RRP shall mutually approve all arrangements and agreements resulting from RRP’s services provided under this paragraph.

(b)    RRP shall coach and prepare MC for on-air Live Television Shopping appearances. In that regard, RRP shall; (i) outline and produce Live Television Shopping appearances; (ii) provide on-air coaching; (iii) analyze, adjust and modify on-air appearance to maximize Branded Product sales.

(c)    On behalf of GI, RRP, directly or through its independent contractors, shall produce “B-roll”, before-and-after footage and other publicity material (“Publicity Material”) to be used in conjunction with exploiting the Branded Products on Live Television Shopping and all other channels of trade. GI or its designee shall be the sole and exclusive owner, for all purposes, of the Publicity Material and the copyright in and to the Publicity Material. MC and RRP shall mutually approve all arrangements and agreements resulting from RRP’s services provided under this paragraph.

(d)    On behalf of GI, RRP, directly or through its independent contractors, may, on the mutual approval of RRP and MC, produce and exploit the Infomercial.  If produced, the Infomercial shall be approximately thirty (30) minutes in length, or of a shorter duration as mutually determined by RRP and MC. GI or its designee shall be the sole and exclusive owner, for all purposes, of the Infomercial and the copyright in and to the Infomercial. MC and RRP shall mutually approve all arrangements and agreements resulting from RRP’s services provided under this paragraph.

(e)    On behalf of GI, RRP, directly or through its independent contractors, shall be responsible for supervising the manufacturing of the Branded Products.

(f)    On behalf of GI, RRP, directly or through its independent contractors, will manage all operational aspects of selling and distributing the Branded Products to Live Television Shopping outlets, third party wholesale purchasers and directly to consumers. Such services include but are not limited to, media scheduling and reporting, inbound telephone and internet order capture, credit card processing, order fulfillment and customer service. MC and RRP shall mutually approve all arrangements and agreements resulting from RRP’s services provided under this paragraph.

(g)    On behalf of GI, RRP shall be responsible for all costs and expenses incurred in connection with: (i) producing the Publicity Material; (ii) exploiting the Branded Products on Live Television Shopping, including but not limited to, travel, meals and accommodations expenses incurred in connection therewith; (iii) producing and exploiting the Infomercial; (iv) manufacturing the Branded Products, said costs and expenses to be incurred only upon RRP’s and MC’s mutual approval (“Approved Expenses”). . Notwithstanding the foregoing, RRP hereby agrees to provide funding in an amount required to manufacture the Branded Products in quantities sufficient to fulfill all orders of the Branded Product.

3.  Net Sales.

(a)    Subject to the terms and conditions of the Operating Agreement; Net Sales shall be distributed as follows:

 (i) 50% to MC; and
 (ii) 50% to RRP

The term “Net Sales” means the all gross revenues received by GI from the sale of Branded Products, regardless of the Channels of Distribution, less “GI Operational Costs” (defined below) and Approved Expenses incurred in connection with the creation, manufacture, publishing, promotion or distribution of the Branded Products, Publicity Material and the Infomercial including, without limitation,  media costs, licensing fees connected to any Branded Products, manufacturing costs, warehousing costs, order fulfillment costs, including chargeback’s and returns, and promotion costs associated with the Branded Products, Publicity Material and the Infomercial. As used herein “GI Operational Costs” shall mean all fees and expenses required to maintain GI’s good standing with relevant State and Federal agencies and other professional services as agreed to by RRP and MC including but not limited to, accounting services and tax filing services.

(b)    “Accounting Period” means each calendar quarter. Within sixty (60) days after the end of each Accounting Period, MC and RRP shall be sent a statement showing the computation of Net Sales due to MC and RRP for such accounting period (“Accounting Statement”) and MC and RRP shall be paid their respective share of Net Sales then due, if any. GI shall keep all of its books and records directly relating to each Accounting Period in accordance with customary accounting principles in the direct response industry. MC and RRP may, at GI’s offices and at reasonable times within regular business hours, but not more than once per calendar year, have a certified public accountant familiar with accounting procedures in the direct response industry, inspect and make copies of any such statements and records not previously inspected, all at MC’s or RRP’s expense, as the case maybe. Each Accounting Statement hereunder shall be deemed conclusive unless MC or RRP shall object thereto to GI in writing within twelve (12) months after receipt thereof and shall state in detail in such writing the basis for the objection. MC and RRP shall be barred from bringing any legal proceeding on the subject matter of such objections later than twelve (12) months after making such objections.

4.  Additional Representations, Warranties and Covenants.

(a)    Each Party represents, warrants and covenants that: (i) it has all necessary power and authority to enter into and perform this Agreement; and (ii) it has not used the services of or incurred any obligations to any agent, broker or finder in connection with the transaction(s) contemplated by this Agreement.

(b)    MC represents warrants and covenants that any and all service provided by MC hereunder, including but not limited to service specified under Section 1 of this Agreement, is wholly original to the MC and the full use of said services, or any part thereof, will not in any way violate or infringe upon any copyright belonging to any person or constitute libel or defamation of, or an invasion of the rights of privacy or otherwise violate or infringe upon any other right or rights whatsoever of any person or entity and such services are not subject to the terms and conditions of any union, guild, or collective bargaining agreement(s).

5.  Indemnification.

(a)    Each of the Parties shall indemnify, defend and hold each other (including the other Parties’ heirs, successors and assigns) harmless against any claims, demands, liabilities, causes of action or damages, including, without limitation, for libel, defamation, slander, invasion of privacy, and infringement of copyright, trademark and any other intellectual property right, and including all costs and attorneys’ fees incurred by the non-indemnifying Party in connection with defending against such claims, demands, liabilities, causes of action or damages, arising out of any breach of this Agreement by the indemnifying Party or any breach of any representation or warranty contained herein by the indemnifying Party.

(c)    GI shall acquire and maintain commercial general liability and product liability insurance coverage underwritten by a qualified insurance company which (i) has been rated at least A-VII by the most recent edition of Best’s insurance report, and (ii) contains a combined single limit of liability of not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate.  MC and RRP will be named as an additional insured on all such policies.

6.  Arbitration.

(a)    In the event of any dispute, controversy or claim arising out of or relating to this Agreement, the Parties shall try to settle such dispute, controversy or claim amicably amongst themselves. If the Parties are unable to so settle such dispute, controversy or claim, then any such dispute, controversy or claim arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, including, without limitation, this arbitration clause shall be solely and finally settled by arbitration in the manner specified in this Section 6.

(b)    All arbitration proceedings shall be conducted solely and exclusively in the State of New Jersey under the procedural rules of the American Arbitration Association. The Party requesting arbitration shall serve upon the other Parties a written demand for arbitration stating the substance of the controversy, dispute or claim, and the contention of the Party requesting arbitration. Within sixty (60) days after the demand, the Parties shall select three (3) mutually acceptable arbitrators.  The arbitrators are to act as neutral arbitrators and shall have no past, present or anticipated future affiliation with the Parties or any relationship with the Parties which would unduly influence the independence of an arbitrator. If the Parties are unable to agree upon three (3) mutually acceptable arbitrators, the arbitration agent shall appoint three (3) arbitrators.  The decision of the arbitrators shall be in writing setting forth the basis therefore.  The Parties shall abide by the award rendered in such arbitration proceeding, and such award may be enforced and executed upon in any court having jurisdiction over the Party against whom enforcement of such award is sought.  The Parties shall divide equally the administrative charges, arbitrators’ fees and related expenses of arbitration, but each Party shall pay its own attorneys’ fees incurred in connection with such arbitration; provided, however, if the arbitrators determine that one Party prevailed clearly and substantially over the other Party(ies), then the non-prevailing Party(ies) shall also pay the prevailing Party’s reasonable attorneys’ fees and expert witness costs and arbitration costs.

(c)    Except with respect to claims for indemnification resulting from third-party claims, in no event shall any Party be liable for special, indirect, incidental or consequential damages arising under or in connection with this Agreement, or the performance of, or failure to perform, any obligations hereunder, whether in contract, negligence, tort, or otherwise.

7.  Notices.  All notices and other communications to be given pursuant to this Agreement shall be in writing to the Party intended at the following addresses:

If to RRP:
Red Rock Pictures Holdings, Inc.
6019 Olivas Park Drive, Suite C
Ventura, CA 93003
Attn:  Mr. Reno R. Rolle

If to MC:

If to GI:
Get Inspired, LLC
6019 Olivas Park Drive, Suite C
Ventura, CA 93003
Attn:  Mr. Reno R. Rolle

8. Term and Termination:

(a)   Unless sooner terminated in accordance with the provisions of this Agreement, this Agreement shall remain in full force and effect for an “Initial Term” and, so long as the “Minimum Sales Target” is achieved, shall thereafter be automatically renewed for additional and successive terms of one year (the “Additional Term(s)”). The “Initial Term” shall mean, the period of time commencing upon the date first written above and expiring eighteen (18) months from the date first written above. The “Minimum Sales Target” shall mean: (i) two-hundred thousand dollars ($200,000) in Net Sales during the Initial Term; (ii) four-hundred thousand dollars ($400,000) in Net Sales during the first Additional Term following the Initial Term; (iii) six-hundred thousand dollars ($600,000) in Net Sales during the second Additional Term following the Initial Term; (iv) eight-hundred thousand dollars ($800,000) in Net Sales during the third Additional Term following the Initial Term; and (iv) thereafter, one million dollars ($1,000,000) during each succeeding Additional Term.

(b)    This Agreement is contingent upon the full and complete execution of a Sales Representative Agreement by and between GI and D’Arcy Acquisition LLC regarding the services of Martino Cartier and the exploitation of hair care products (“D’Arcy Agreement”). In the event that the D’Arcy Agreement is not executed prior to February 6, 2011 this Agreement shall terminate.

9.  Miscellaneous. Nothing in this Agreement shall be construed to place the Parties in the relationship of partners or joint venturers or principal and agent, or employer and employee. No Party shall have the power to obligate or bind the others to a third party in any manner whatsoever.  In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, this Agreement shall not be invalidated, but said provision shall be severed from this Agreement, and the remaining provisions hereof shall remain in full force and effect.  Each Party has been advised to seek independent legal advice from attorneys of its own choice, with respect to the advisability of executing this Agreement, and each Party has had the opportunity for its attorney to review this Agreement prior to the execution hereof.  This Agreement may be signed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute this Agreement. This Agreement constitutes the entire agreement and understanding among the Parties and cancels, terminates and supersedes any prior or contemporaneous agreement or understanding relating to the subject matter of this Agreement among the Parties.  This Agreement may not be modified without the mutual written consent of the Parties.  The recitals are hereby incorporated by reference into and made a part of this Agreement.

The parties hereto have caused this Agreement to be duly executed on the date first written above.

Red Rock Pictures Holdings, Inc.

By:		Date:

Name:	Reno R. Rollé

Title:	CEO

Martino Cartier

By:	Date:
Martino Cartier

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Get Inspired, LLC

By:		Date:

Name:	Martino Cartier

Title:	Manager

By:		Date:

Name:	Reno R. Rollé

Title:	Manager

EXHIBIT “A”

List of Branded Products